Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2019

RESULTS AND DECLARES  INCREASED REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 30, 2020 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2019 results:  The Company’s revenues in the fourth quarter 2019 were $38.0 million, compared to $34.6 million in the fourth quarter 2018, an increase of $3.3 million, or 9.6%.  For the full year 2019, revenues were $158.3 million, compared to $144.4 million in the full year 2018, an increase of $13.8 million, or 9.6%.

The Company’s gross profit was $9.8 million in the fourth quarter 2019, compared to $6.6 million in the fourth quarter 2018, an increase of $3.2 million, or 47.7%.  Gross profit in the full year 2019 was $41.7 million, an increase of $11.2 million, or 36.7%, from $30.5 million in the full year 2018.

Selling, general and administrative (“SG&A”) expenses were $3.3 million in the fourth quarter 2019, compared to $2.7 million in the fourth quarter 2018, an increase of $0.6 million, or 24.0%.  SG&A expenses were $11.5 million in the full year 2019, compared to $10.5 million in the full year 2018, an increase of $1.0 million, or 9.7%.  The increases in SG&A expenses were primarily from increased personnel and legal expenses in the fourth quarter 2019.

The Company’s operating profit was $5.6 million in the fourth quarter 2019, compared to $4.0 million in the fourth quarter 2018, an increase of $1.6 million, or 40.0%.  The operating profit was $29.2 million in the full year 2019, compared to $20.0 million in the full year 2018, an increase of $9.2 million, or 46.2%.  During the fourth quarter 2019, the Company recognized a $0.9 million impairment charge on long lived assets, which reduced operating profit in the 2019 periods.

Income tax expense was $1.0 million in the fourth quarter 2019, compared to $0.2 million in the fourth quarter 2018.  Income tax expense was $4.8 million in the full year 2019, compared to $1.9 million in the full year 2018.

The Company reported net income of $5.0 million ($0.89 per share diluted) in the fourth quarter 2019, compared to $4.2 million ($0.75 per share diluted) in the fourth quarter 2018, an increase of $0.8 million, or 18.0%.  The Company reported net income of $26.1 million ($4.64 per share diluted) in the full year 2019, compared to $19.7 million ($3.51 per share diluted) in the full year 2018, an increase of $6.4 million, or 32.4%.

In the fourth quarter 2019, the Company recognized an impairment charge of $0.9 million ($0.7 million, net of tax) to adjust the carrying values of the long lived assets of its natural gas interests.  Prices for natural gas and natural gas liquids have decreased during 2019, compared to 2018, which led to the impairment of the assets.    The Company’s revenues in the fourth quarter 2019 included $0.3 million from natural gas interests, compared to $0.7 million in the fourth quarter 2018.  The Company’s revenues in the full year 2019 included $1.3 million from natural gas interests, compared to $2.5 million in the full year 2018.  The Company’s gross profit in the fourth quarter 2019 included a loss of $0.4 million from natural gas interests, compared to income of $0.2 million in the fourth quarter 2018.  For the full year 2019, the Company’s gross profit included a loss of $0.4 million from natural gas interests, compared to income of $1.0 million in the full year 2018. In the fourth quarter 2019, the Company assessed the recent trends of revenue, gross profit or loss and total assets of its natural gas interests and determined those interests no longer represent a reportable segment.

Revenues from the Company’s lime and limestone operations in the fourth quarter 2019 were $37.7 million, compared to $33.9 million in the fourth quarter 2018, an increase of $3.7 million, or 11.0%, while for the full year 2019, revenues from lime and limestone operations were $157.0 million, compared to $141.9 million in 2018, an increase of $15.1 million, or 10.6%.  The increase in lime and limestone revenues in the fourth quarter 2019, compared to the fourth quarter 2018, resulted from increased demand, primarily from the Company’s construction customers, and an increase in average prices realized for the Company’s lime and limestone products.  Demand from the Company’s construction customers benefited from favorable weather conditions in the fourth quarter 2019, compared to the fourth quarter 2018 when it was adversely impacted by sustained rains throughout the month of October in Texas.  The increase in the Company’s lime and limestone revenues in the full year 2019, compared to the full year 2018, resulted primarily from increased demand, principally from its construction and environmental customers and an increase in average prices realized for the Company’s lime and limestone products.

Gross profit from the Company’s lime and limestone operations was $10.2 million in the fourth quarter 2019, compared to $6.4 million in the fourth quarter 2018, an increase of $3.8 million, or 60.0%.  Gross profit from the Company’s lime and limestone operations was $42.0 million for the full year 2019, compared to $29.5 million for the full year 2018, an increase of $12.6 million, or 42.6%.  The increased gross profit from the Company’s lime and limestone operations for the fourth quarter and full year 2019, compared to the comparable 2018 periods, resulted primarily from the increase in revenues discussed above, lower fuel costs and increased operating efficiencies associated with the new kiln at the Company’s St. Clair facility, which began producing commercially saleable quicklime in the second quarter 2019.

During the fourth quarter 2019, the Company declared and paid a special cash dividend of $30.1 million, or $5.35 per share, on the Company’s common stock, in addition to its regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock.

“We are pleased to see positive movement in our pricing of lime and limestone products after years of not seeing meaningful improvements.  In 2019, we also benefited from the efficiency gains of the new St. Clair kiln and lower fuel costs.  Lastly, we were able to pay a special cash dividend of $30.1 million to our shareholders in the fourth quarter 2019, increase our regular quarterly cash dividend in the first quarter 2020 and still maintain our strong balance sheet,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared an increased regular quarterly cash dividend of $0.16 (16 cents) per share on the Company’s common stock. This dividend is payable on March 13, 2020 to shareholders of record at the close of business on February 21, 2020.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
INCOME STATEMENTS

Revenues	$37,965	$34,634	$158,277	$144,435
Cost of sales	28,192	28,018	116,601	113,949
Gross profit	$9,773	$6,616	$41,676	$30,486

Selling, general and administrative expenses	$3,260	$2,628	$11,500	$10,484
Impairment of long lived assets	930	—	930	—
Operating profit	$5,583	$3,988	$29,246	$20,002
Interest expense	61	52	244	243
Interest and other income, net	(439)	(502)	(1,898)	(1,809)
Income tax expense	968	207	4,844	1,883
Net income	$4,993	$4,231	$26,056	$19,685

Income per share of common stock:
Basic	$0.89	$0.76	$4.64	$3.52
Diluted	$0.89	$0.75	$4.64	$3.51
Weighted-average shares outstanding:
Basic	5,613	5,598	5,612	5,595
Diluted	5,625	5,604	5,621	5,602
Cash dividends per share of common stock	$5.485	$0.135	$5.890	$0.540

			December 31,	December 31,
			2019	2018
BALANCE SHEETS
Assets:
Current assets			$92,735	$101,358
Property, plant and equipment, net			150,687	142,764
Other non-current assets			3,615	549
Total assets			$247,037	$244,671
Liabilities and Stockholders’ Equity:
Current liabilities			$9,459	$7,963
Deferred tax liabilities, net			17,218	12,365
Other long-term liabilities			3,228	1,376
Stockholders’ equity			217,132	222,967
Total liabilities and stockholders’ equity			$247,037	$244,671

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